Exhibit 99.2

N E W S R E L E A S E

One Park Place, Suite 700 ■ 621 Northwest 53rd Street ■ Boca Raton, Florida 33487 ■ www.geogroup.com

CR-16-17

THE GEO GROUP, INC. ANNOUNCES OFFERING

OF SENIOR UNSECURED NOTES DUE 2026

Boca Raton, Fla. – April 11, 2016 — The GEO Group, Inc. (NYSE: GEO) (“GEO”) announced today that it intends to offer $300,000,000 aggregate principal amount of senior unsecured notes due 2026 (the “notes”), subject to market and other customary conditions. GEO intends to use the net proceeds to fund the tender offer or the repurchase, redemption or other discharge of any and all of its 6.625% senior notes due 2021, for which it is conducting a cash tender offer, and pay related fees, costs and expenses.

The notes are being offered pursuant to GEO’s existing shelf registration statement, which became automatically effective upon filing with the Securities and Exchange Commission. A preliminary prospectus supplement and accompanying prospectus describing the terms of the offering will be filed with the Securities and Exchange Commission. Wells Fargo Securities, LLC will act as one of the joint book-runners for the offering. When available, copies of the preliminary prospectus supplement and accompanying prospectus for the offering may be obtained from: Wells Fargo Securities, LLC, Attn: Client Support, 608 2nd Avenue, South Minneapolis, MN 55402, Telephone: (800) 645-3751, Option 5, or by emailing wfscustomerservice@wellsfargo.com.

This news release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the notes in any jurisdiction in which such offer, solicitation or sale would be unlawful. This offering may be made only by means of a prospectus supplement and accompanying base prospectus.

This press release includes forward-looking statements regarding GEO’s intention to issue the notes and its intended use of the net proceeds. These forward-looking statements may be affected by risks and uncertainties in GEO’s business and market conditions. This information is qualified in its entirety by cautionary statements and risk factor disclosure contained in GEO’s Securities and Exchange Commission filings, including GEO’s reports on Form 10-K and Form 10-Q filed with the Commission. GEO wishes to caution readers that certain important factors may have affected and could in the future affect GEO’s actual results and could cause GEO’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of GEO, including the risks that the offering of the notes cannot be successfully completed. GEO undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date hereof.

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Contact: Pablo E. Paez	(866) 301 4436
Vice President, Corporate Relations